UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2015

CVS HEALTH CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-01011		05-0494040
(Commission File Number)		(IRS Employer Identification No.)

One CVS Drive Woonsocket, Rhode Island		02895
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (401) 765-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d): On January 20, 2015, the Board of Directors (the “Board”) of CVS Health Corporation (the “Corporation”) elected Richard M. Bracken to serve on the Board.

Mr. Bracken, age 62, is the retired Chairman and Chief Executive Officer of HCA Inc. and HCA Holdings, Inc. (collectively, “HCA”), one of the nation’s leading providers of health care services. HCA’s facilities include approximately 165 hospitals and 115 freestanding surgery centers in 20 states and England. Mr. Bracken served in a number of executive roles in his 30+ year career at HCA, including Chief Executive Officer of the Green Hospital of Scripps Clinic and Research Foundation in San Diego, California, and Chief Executive Officer of Centennial Medical Center in Nashville, Tennessee. In 1995, Mr. Bracken was appointed President of HCA’s Pacific Division, Western Group President in 1997, Chief Operating Officer of the Company in July 2001, and President and Chief Operating Officer in January 2002. He was elected to the HCA Board of Directors in November 2002, became President and Chief Executive Officer in January 2009, and Chairman and Chief Executive Officer in December, 2009. He retired as CEO in December 2013, and as Chairman in December 2014. Mr. Bracken also has served on numerous professional and community boards and is a Fellow in the American College of Healthcare Executives.

Since 2007, CVS/caremark, the Corporation’s pharmacy benefit management service provider (“CVS/caremark”), has had a Master Coalition Agreement with Healthtrust Purchasing Group, L.P. (“HealthTrust”), a group purchasing organization. The general partner of HealthTrust is a subsidiary of HCA, and HCA, through certain of its subsidiaries, owns approximately 54% of HealthTrust. Under the Master Coalition Agreement, HealthTrust, on behalf of its coalition members (including HCA and approximately 65 unaffiliated entities), agreed to certain terms and conditions for pharmacy benefit management (“PBM”) services provided by CVS/caremark, and in 2014 CVS/caremark paid HealthTrust approximately $13.3 million under the Master Coalition Agreement. Also as part of this arrangement, each coalition member has directly entered into a sub-agreement with CVS/caremark for PBM services. Under the terms of its sub-agreement, HCA and its employee participants paid CVS/caremark approximately $305 million in 2014 (including both prescription drug spend, a portion of which is passed through to various members of our retail pharmacy network, and administrative service fees). Mr. Bracken was not directly involved in the negotiation or administration of either HealthTrust’s Master Coalition Agreement or HCA’s sub-agreement with CVS/caremark.

Mr. Bracken was determined by the Corporation’s Board to be “independent” under the Corporate Governance Rules of the New York Stock Exchange and under the Corporation’s Corporate Governance Guidelines. He was also appointed to the Board’s Audit Committee, effective March 3, 2015. The Board in making its determination as to Mr. Bracken’s independence considered that, consistent with its categorical standards to assist in independence determinations, Mr. Bracken is a former executive officer of an entity with which the Corporation has had ordinary course, arm’s-length business dealings that do not implicate any of the New York Stock Exchange bright-line tests, and with respect to which he was not directly involved in such entity’s business dealings with the Corporation.

Mr. Bracken’s compensation for service as a non-employee director will be consistent with that of the Corporation’s other non-employee directors, subject to proration to reflect the commencement date of his service on the Board. The Corporation’s director compensation practices are described under the caption “Director Compensation” in the Corporation’s Annual Proxy Statement filed with the Securities and Exchange Commission on March 28, 2014.

(e) In addition, effective January 22, 2015, the Corporation and its President and Chief Executive Officer, Larry J. Merlo, agreed to modify all outstanding stock option agreements between the Corporation and Mr. Merlo to reflect that, solely for the purpose of the stock option agreements, Mr. Merlo is eligible for “Approved Early Retirement” at or after attaining age of 60 (instead of age 55) if such retirement is approved in advance by the Management Planning & Development Committee of the Board of Directors of the Corporation (the “Committee”), and for “Normal Retirement” at or after attaining age of 65 (instead of age 60). Mr. Merlo is required to provide at least 12 months’ advance notice to the Committee of his intent to take Approved Early Retirement or Normal Retirement. In addition, all future stock option agreements between the Company and Mr. Merlo will incorporate the same definitions of Approved Early Retirement and Normal Retirement.

The description of the modifications to Mr. Merlo’s stock option agreements contained herein is qualified in its entirety by reference to the full text of the Amendment, dated January 22, 2015, to the Corporation’s Business Planning Committee Nonqualified Stock Option Agreements with Mr. Merlo, which is filed as Exhibit 10.1 attached hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Document
10.1	Amendment, dated January 22, 2015, to Registrant’s Business Planning Committee Nonqualified Stock Option Agreements with Larry J. Merlo

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS HEALTH CORPORATION

By:	/s/ David M. Denton
David M. Denton Executive Vice President
and Chief Financial Officer
Dated: January 23, 2015